UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Consent Revocation Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Consent Revocation Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Revocation Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

EDGEWATER TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Consent Revocation Statement if other than the Registrant)

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EDGEWATER TECHNOLOGY SENDS LETTER TO STOCKHOLDERS

Urges Stockholders to Reject Ancora’s Proposals and Inexperienced Nominees

Wakefield, MA – January 17, 2017 – Edgewater Technology, Inc. (“Edgewater”) (NASDAQ: EDGW), a leading consulting firm that helps business leaders drive transformational change through its unique selection of business and technology services and specialized product-based solutions, today sent a letter to stockholders urging them to support the Company’s highly-qualified Board of Directors and reject Ancora’s nominees by signing, dating, and returning Edgewater’s BLUE consent revocation card.

Included below is the full text of the letter to Edgewater stockholders:

January 17, 2017

Dear EDGW Stockholder:

PROTECT YOUR INVESTMENT IN EDGEWATER TECHNOLOGY

Please sign, date and return the enclosed BLUE CONSENT REVOCATION CARD today!

Please DO NOT sign or return any materials sent to you by Ancora Advisors

DO NOT ALLOW ANCORA TO DISRUPT EDGEWATER’S MOMENTUM

Ancora Advisors LLC, an investment vehicle holding approximately 9 percent of the Company’s outstanding shares, recently commenced a process seeking to remove up to four of the current independent members of the Board of Directors of Edgewater. If successful, Ancora nominees will:

•	Represent half of the seats on the Edgewater Board, and

•	Likely replace senior leadership, which the Board believes would cause significant distraction and disruption.

Allowing half of Edgewater’s Board seats to be filled by Ancora’s hand-picked candidates who we believe, not only lack a reasonable plan to create stockholder value but have limited, if any, related industry or public board experience, is not in the best interests of all stockholders.

OUR STRATEGY

We remain steadfast in our commitment to serving the best interests of all stockholders and enhancing stockholder value. Your Board is executing on a well-defined strategic plan which has positioned the Company for growth and created shareholder value. Consider the following:

•	241 percent total shareholder return delivered over the past five years – 36 percent in excess of our peers and 17 percent more than the NASDAQ composite index[1].

[1]	Source: FactSet as of Jan. 7, 2017

•	Improved efficiency and streamlined cost structure;

•	Cloud-based revenue increased from zero in 2014 to $15 million in 2015. From 2015, cloud-based revenue increased to $20 million for the trailing twelve months ending September 30, 2016. Importantly, Edgewater believes it will double the amount of cloud consulting revenue on a year-over-year basis in 2017;

•	Invested prudently to drive organic growth; and

•	Executed on a disciplined approach to strategic acquisitions.

Our industry is experiencing a fundamental shift due to growing adoption of cloud-based software by our partners, peers, and competitors. Your Board and management team have been proactive, taking clear and concrete steps to adapt and position Edgewater to benefit from these emerging market dynamics and the ongoing digital transformation.

Conversely, Ancora is seeking to abandon Edgewater’s strategy and break-up the Company before the full benefits of its strategic plan can be realized. Further, we believe its nominees lack the relevant experience to guide the Company in executing its strategic plan.

EDGEWATER’S BOARD SERVES THE INTERESTS OF ALL STOCKHOLDERS

Edgewater recently completed a robust, eleven-month review of strategic alternatives following a public announcement in November 2015, including a thorough evaluation of a potential sale, merger, spin-off, and separation of selected businesses with the assistance of experienced financial advisors. Throughout the process, the Board actively participated in 22 meetings and helped conduct outreach to 66 total potential suitors. At the end of the review, the Board and its advisors unanimously determined that any sale or separation of Edgewater and its businesses was highly unlikely to enhance stockholder value and concluded that the continued execution of the Company’s stand-alone strategy provides the best path toward maximizing value for all stockholders.

ANCORA HAS NO PLAN AND WILL BE DISRUPTIVE FOR OUR BUSINESS

Ancora has not offered any specifics on how its nominees would create stockholder value if they are unable to negotiate a sale, which based on the Board’s recent review, would likely erode – rather than create – stockholder value. This is especially worrisome given that three of Ancora’s four nominees have never worked at or been associated with any company in a relevant industry and appear to lack the experience necessary to guide the Company forward.

In contrast, Edgewater has strong, independent, and experienced directors who are equipped to continue to lead the Company in executing its strategic plan. Edgewater recently strengthened its board composition with the addition of two, new independent members in March 2016 – Stephen Bova and Timothy Whelan.

Furthermore, Edgewater’s CEO Shirley Singleton and Chief Technology Officer David Clancey – who have been subject to baseless attacks by Ancora – beneficially own approximately 12.4 percent of the Company’s common stock (and our directors and management collectively beneficially own 21.8 percent), clearly aligning their interests with the interest of the Company’s stockholders.

YOUR TIMELY RESPONSE IS IMPORTANT – DO NOT ALLOW ANCORA TO TAKE CONTROL OF YOUR INVESTMENT

Edgewater’s Board urges you to reject the solicitation efforts of Ancora by promptly completing, the enclosed BLUE Consent Revocation Card. Simply follow the instructions on the BLUE consent revocation card.

In order to ensure that the Board is able to act in your best interests, please revoke your consent as promptly as possible.

If you have any questions regarding the Consent Revocation Statement or about submitting your BLUE Consent Revocation Card, or otherwise require assistance, please call Alliance Advisors toll-free at Tel: (855) 973-0097 (Toll Free) or send an email to edgewatertech@allianceadvisorsllc.com

You are urged NOT to sign any WHITE consent cards. Please be aware that if you sign a WHITE consent card but do not check any of the boxes on the card, you will be deemed to have consented to all of the Proposals in Ancora’s Consent Statement.

Thank you for your continued support.

On Behalf of the Board of Directors of Edgewater Technology, Inc.,

Shirley Singleton,	Wayne Wilson
Chairman, President and CEO	Lead Independent Director

Forward Looking Statements

This document contains statements that may constitute forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, growth, performance, tax consequences or achievements to be materially different from any future results, levels of activity, growth, performance, tax consequences or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed below. The forward-looking statements included in this document are related to future events or the Company’s strategies or future financial performance, future revenue and growth, customer spending outlook, general economic trends, IT service demand, future revenue and revenue mix, utilization, new service offerings, significant customers, competitive and strategic initiatives, growth plans, potential stock repurchases, future results, tax consequences and liquidity needs. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “believe,” “anticipate,” “anticipated,” “expectation,” “continued,” “future,” “forward,” “potential,” “estimate,” “estimated,” “forecast,” “project,” “encourage,” “opportunity,” “goal,” “objective,” “could,” “expect,” “expected,” “intend,” “plan,” “planned,” “will,” “predict,” or the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans or assessments which are believed to be reasonable as of the date of this document. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecasted, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) failure to obtain new customers or retain significant existing customers; (2) the loss of one or more key executives and/or employees; (3) changes in industry trends, such as a decline in the demand for Enterprise Resource Planning and Enterprise Performance Management solutions, custom development and system integration services and/or declines in industry-wide information technology spending, whether on a temporary or permanent basis and/or delays by customers in initiating new projects or existing project milestones; (4) inability to execute upon growth objectives, including new services and growth in entities acquired by our Company; (5) adverse developments and volatility involving geopolitical or technology market conditions; (6) unanticipated events or the occurrence of fluctuations or variability in the matters identified under “Critical Accounting Policies” in our 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2016; (7) delays in, or the failure of, our sales pipeline being converted to billable work and recorded as revenue; (8) termination by customers of their contracts with us or inability or unwillingness of customers to pay for our services, which may impact our accounting assumptions; (9) inability to recruit and retain professionals with the high level of information technology skills and experience needed to provide our services; (10) failure to expand outsourcing services to generate additional revenue; (11) any changes in ownership of the Company or otherwise that would result in a limitation of the net operating loss carry forward under applicable tax laws; (12) the possibility that activist shareholders may wage proxy or consent contests or gain representation on or control of our Board of Directors, causing uncertainty about the direction of our business; (13) the failure of the marketplace to embrace advisory and product-based consulting services; (14) difficulties and costs associated with transitioning to the cloud; (15) the inability to achieve the expected synergies from our 2015 acquisitions; and/or (16) changes in the Company’s utilization levels. In evaluating these statements, you should specifically consider various factors described above as well as the risks outlined under “Part I - Item IA. Risk Factors” in our 2015 Annual Report.

These factors may cause the Company’s actual results to differ materially from those contemplated, projected, anticipated, planned or budgeted in any such forward-looking statements. Although the

Company believes that the expectations in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, growth, earnings per share or achievements. However, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements. Except as otherwise required, the Company undertakes no obligation to update any of the forward-looking statements after the date of this document to conform such statements to actual results.

Additional Information

In connection with the consent solicitation initiated by Ancora Advisors, LLC and certain other participants (collectively, “Ancora”), we have filed a definitive consent revocation statement on Schedule 14A with the SEC, intend to file other documents regarding the Ancora proposals with the SEC, and may mail a consent revocation statement and a consent revocation card to each shareholder of record entitled to deliver a written consent with respect to the Ancora proposals. SHAREHOLDERS ARE ENCOURAGED TO READ ANY CONSENT REVOCATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders are able to obtain available documents free of charge at the SEC’s website, www.sec.gov, from us at our website, www.edgewater.com, or at 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880, Attention: Corporate Secretary.

Participants in Solicitation

We and our directors and executive officers may be deemed to be participants in the solicitation of consent revocations in connection with the Ancora proposals. Information concerning our participants is set forth in the definitive consent revocation statement on Schedule 14A as filed with the SEC on January 9, 2017.

Contacts

Company/Investor Contact:

Timothy R. Oakes

Chief Financial Officer

Phone: (781) 246-3343

E-mail: toakes@edgewater.com

Media Contact:

Sard Verbinnen & Co

Bryan Locke / Debbie Miller

Phone: (312) 895-4700

E-mail: blocke@sardverb.com/ dmiller@sardverb.com